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Exhibit 10.33

[EXECUTION COPY]

LICENSE AGREEMENT

        THIS LICENSE AGREEMENT is made and entered into as of the 16th day of March 2004. (the "Effective Date") by and between Mrs. Fields Franchising, LLC a Delaware limited liability company with an address at 2855 E. Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121 ("Licensor"), and Mrs. Fields' Original Cookies, Inc. a Delaware corporation, with an address at 2855 E. Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121 (Licensee").

        WHEREAS, Licensor is licensed to use and sublicense 3 U.S. registered trademarks including "THE ORIGINAL COOKIE CO.", (set forth on Schedule A) (collectively the "Mark") by virtue of a license between Licensor and The Mrs. Fields' Brand, Inc., an affiliate of Licensor and the owner of the Mark. The Mark is registered for use on or in connection with bakery goods, non-alcoholic beverages and retail bakery store services in International Classes 030, 032, and 042.

        WHEREAS, Licensee is an affiliate of Licensor, is in the business of selling bakery goods, and is desirous of using the Mark in connection with its operation of certain cookie stores;

        NOW, THERFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth, the parties agree as follows:

        1.    GRANT OF LICENSE

        Subject to the terms and conditions set forth herein, Licensor hereby grants to Licensee a perpetual, worldwide, nonexclusive, nontransferable license to operate certain cookie stores using the Mark and Licensee accepts this license.

        2.    ROYALTIES

        Licensee shall pay Licensor a royalty for each relevant calendar quarter equal to the sum of 7% of gross revenues from the operation of those cookie stores using the Mark. Any such royalties payable by Licensee shall be paid to Licensor within thirty (30) calendar days following the end of the relevant quarter. Gross revenues means the aggregate amount of all sales from those cookie stores using the Mark, whether for cash or credit, but excluding all federal, state or municipal sales, use or service taxes collected from customers and paid to the appropriate taxing authority.

        3.    OWNERSHIP OF MARK

        Licensee acknowledges the ownership of the Mark in Licensor and agrees that it will do nothing inconsistent with such ownership and that all use of the Mark by Licensee shall inure to the benefit of and be on behalf of Licensor. Licensee agrees to assist Licensor in recording this Agreement with any appropriate government authorities. Licensee also agrees that nothing in this license shall give Licensee any right, title or interest in the Mark other than the right to use and sublicense the Mark in accordance with this license, and Licensee agrees that it will not contest the title of Licensor to the Mark.

        4.    QUALITY STANDARDS

        Licensee agrees that the nature and quality of (a) all goods sold by Licensee under the Mark, (b) all services rendered by Licensee in connection with the Mark, (c) and all related advertising, promotional and other related uses of the Mark by Licensee shall conform to standards set by and be under the control of Licensor.

        5.    QUALITY MANAGEMENT

        Licensee agrees to cooperate with Licensor in facilitating Licensor's control of such nature and quality, to permit reasonable inspection of Licensee's operation, and to supply Licensor with specimens of all uses of the Mark upon request. Licensee shall comply with all applicable laws and regulations and obtain all appropriate government approvals pertaining to the sale, distribution and advertising of goods and services covered by this license.

        6.    FORM OF USE

        Licensee agrees to use the Mark only in the form and manner and with appropriate legends as prescribed from time to time by Licensor, and not to use any other trademark or service marks in combination with the Mark without prior written approval of Licensor.

        7.    INFRINGEMENT PROCEEDINGS

        Licensee agrees to notify Licensor of any unauthorized use of the Mark by others promptly as it comes to Licensee's attention. Licensor shall have the sole right and discretion to bring infringement or unfair competition proceedings involving the Mark.

        8.    TERMINATION FOR CAUSE

        Licensor shall have the right to terminate this Agreement upon thirty (30) days written notice to Licensee in the event of any affirmative act of insolvency by Licensee, or upon the appointment of any receiver or trustee to take possession of the properties of Licensee or upon the winding-up, sale, consolidation, merger or any sequestration by government authority of Licensee, or upon the discontinuance of the use of the Mark or upon breach of any of the provision hereof by Licensee.

        9.    EFFECT OF TERMINATION

        Upon termination of this Agreement, Licensee aggress to immediately discontinue all use of the Mark and any term confusingly similar thereto, to cooperate with Licensor or its appointed agent to apply to the appropriate authorities to cancel any recording of this Agreement from all government records, and to return to Licensor or destroy all printed materials bearing the Mark. Licensee agrees that all rights in the Mark and the good will connected therewith shall remain the property of Licensor.

        10.    INTERPREATION OF AGREEMENT

        It is agreed that this Agreement shall be interpreted according to the laws of the State of Utah, United State of America.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

MRS. FIELDS FRANCHISING, LLC		MRS. FIELDS' ORIGINAL COOKIES, INC.
By:	/s/ SANDRA BUFFA	By:	/s/ MICHAEL WARD
Name: Sandra Buffa		Name: Michael Ward
Title: Sr. Vice President		Title: Sr. Vice President

SCHEDULE A

The Original Cookie Company, Inc

1. THE ORIGINAL COOKIE CO.	United States	1,374,117	Dec-03-1985
2. THE ORIGINAL COOKIE CO. (& Design)	United States	1,430,447	Feb-24-1987
3. THE ORIGINAL COOKIE COMPANY, INC.	United States	1,404,285	Aug-05-1986

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  Exhibit 10.33
LICENSE AGREEMENT
SCHEDULE A The Original Cookie Company, Inc